FILED PURSUANT TO RULE NO. 424(b)(5)
                                          REGISTRATION NO. 333-71950




PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2001)


                                   $30,000,000
                         principal amount plus interest
                         liquidity facility obligations
                                       of
                         FGIC Securities Purchase, Inc.
                                  in support of
                        Raleigh-Durham Airport Authority
                                (North Carolina)
            Adjustable Rate Airport Revenue Bonds, Series 2002 (AMT)

                                 ______________

Date of the Bonds: Date of Issuance                       Due:  November 1, 2017
                                   Price: 100%

     We are offering, in connection with the issuance by the Raleigh-Durham Airport Authority of $30,000,000 Adjustable Rate Airport Revenue Bonds, Series 2002 (AMT), our liquidity facility obligations under a standby bond purchase agreement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds unless it is extended or terminated sooner in accordance with its terms.

     The bonds are special obligations of the Raleigh-Durham Airport Authority, payable solely from net revenues of the Authority's airport system. The bonds are subject to redemption and tender before their stated maturity as described in this pricing supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our liquidity facility obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being marketed under a separate disclosure document. The liquidity facility obligations will not be severable from the bonds and may not be separately traded. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us or by our affiliates.

     Unless the context otherwise requires, the terms "the company," "we," "us" or "our" mean FGIC Securities Purchase, Inc.

                           --------------------------
                              UBS PaineWebber Inc.
                           --------------------------

             The date of this prospectus supplement is June 5, 2002.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

     We are providing you with this prospectus supplement to furnish information regarding our liquidity facility obligations under a standby bond purchase agreement in support of $30,000,000 aggregate principal amount of Adjustable Rate Airport Revenue Bonds, Series 2002 (AMT), which the Raleigh-Durham Airport Authority will issue on or about June 13, 2002. Owners of the bonds will have the right to tender, or in certain cases be required to tender, the bonds. The Bank of New York will act as paying agent and, as tender agent, is the entity responsible for accepting tender notices and tendered bonds. UBS PaineWebber Inc., New York, New York, or any substitute entity, will act as the remarketing agent of any tendered bonds and will be obligated to use its best efforts to remarket the tendered bonds. We will enter into a standby bond purchase agreement with the tender agent, pursuant to which we will be obligated under certain circumstances to purchase unremarketed bonds from the holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement initially with General Electric Capital Corporation under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. Our liquidity facility obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

     GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the bonds. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned.

                            DESCRIPTION OF THE BONDS

General Terms

     Payment Terms. The bonds will be dated as of their date of issuance and will mature, subject to redemption as described herein, on November 1, 2017 , on which date all unpaid principal and interest on the bonds will be due and payable. The bonds will bear interest from their delivery date, payable on each interest payment date. The bonds and any redemption premium are payable in lawful money of the United States of America at the principal corporate trust office of the trustee upon presentation and surrender. The first interest payment date for the bonds is July 1, 2002. The initial rate period for the bonds will be a weekly rate period. The bonds may be converted, at the election of the Authority, upon satisfaction of the conditions in the Second Supplement, to or from a daily rate mode, a weekly rate mode, a term rate mode or a fixed rate mode.

     Interest will be payable on each interest payment date in immediately available funds payable by check mailed to each registered owner of a bond on the record date immediately preceding the interest payment date to the address thereof as it appears on the registry books of the Authority; or, at the request of a registered owner who is the owner of at least $1,000,000 of bonds, by wire transfer to the registered owner at the wire transfer address in the continental United States to which the registered owner has not later than the record date immediately preceding the interest payment date directed the Trustee to wire such interest payment. Interest on bonds owned by us will be paid by wire transfer at the wire transfer address in the continental United States to which we have, not less than five days prior to the applicable record date, directed the Trustee to wire the interest payment. Interest payable on each bond will be the interest accrued and unpaid to and including the day preceding the interest payment date. The bonds will bear interest as provided in the Second Supplement from, and including, the issue date to, but excluding, the date on which the bonds mature computed on the basis of a 365 or 366-day year, as appropriate, and actual days elapsed during the initial rate period for the bonds, any daily rate period or any weekly rate period, and a 360-day year of twelve 30-day months during any term rate period and the fixed rate period.

     Notwithstanding the foregoing, interest on each bond owned by us will be calculated with respect to the outstanding principal amount thereof at the liquidity provider rate and will be payable as provided in our standby bond purchase agreement.

     Registration and Exchange. The bonds will be delivered by means of a book-entry-only system with no physical distribution of bonds made to the public. One bond will be delivered to The Depository Trust Company, New York, New York ("DTC"), and immobilized in its custody. So long as DTC or its nominee is the registered owner of the bonds, transfers and exchanges of beneficial ownership interests in the bonds will be available only through DTC participants, as hereinafter described. See "--Book-Entry-Only Form" below. The Indenture describes the provisions for transfer and exchange applicable if a book-entry system is no longer in effect.

INTEREST RATES AND RESET DATES

     General. The rate at which the bonds will bear interest during any rate period will be the rate of interest that, if borne by the bonds for such rate period, in the judgment of the remarketing agent taking into account prevailing market conditions for comparable bonds or other securities, would be the lowest interest rate that would enable the bonds to be sold at a price equal to the principal amount of the bonds, plus accrued interest on the bonds, if any. Except when the bonds are in the fixed rate mode, the Authority will cause a liquidity facility to be in effect for the bonds.

     Maximum Rate. The bonds may not bear interest at a rate exceeding the lesser of (a) 12% per annum or (b) the maximum rate permitted by State law; and bonds owned by us may not bear interest at a rate exceeding the lesser of 25% per annum or the maximum rate permitted by State law.

     Daily Rate. The bonds in a daily rate mode will bear interest at the daily rate. The daily rate for any business day will be determined by the remarketing agent and announced by 10:00 a.m., New York City time, on that business day. For any day which is not a business day, the daily rate will be the daily rate for the immediately preceding business day.

     If a daily rate for a daily rate period has not been determined by the remarketing agent; no remarketing agent is serving under the Indentures; the rate so established is held to be invalid or unenforceable with respect to a daily rate period; or pursuant to the remarketing agreement, the remarketing agent is not then required to establish a daily rate, the daily rate for such daily rate period will be the TBMA Municipal Index on the date the daily rate was to have been determined by the remarketing agent.

     Weekly Rate. The bonds in a weekly rate mode will bear interest at the weekly rate. The weekly rate is to be determined by the remarketing agent and announced by 4:00 p.m., New York City time, on each Tuesday, and if such Tuesday is not a business day, then the next preceding business day. The weekly rate period means a period beginning on a Wednesday and extending to and including the next succeeding Tuesday.

     If a weekly rate has not been determined by the remarketing agent; no remarketing agent is serving under the Indentures; the weekly rate determined by the remarketing agent is held to be invalid or unenforceable with respect to a weekly rate period; or pursuant to the remarketing agreement, the remarketing agent is not then required to establish a weekly rate, the weekly rate will be the TBMA Municipal Index on the date the weekly rate was to be determined by the remarketing agent.

     Term Rate. The bonds in a term rate mode will bear interest at the term rate. Except as described below, the term rate for any term rate period will be determined by the remarketing agent not later than a date two business days before the conversion date or the first day of the next term rate period. No less than 20 business days before the end of each term rate period, the Authority has agreed to deliver to the North Carolina Local Government Commission, the paying agent, the tender agent and the remarketing agent written notice of the Authority's determination of the next succeeding term rate period, which term rate period is to end on a business day. However, if the Authority fails to specify the next succeeding term rate period, the term rate period will be the same period as the immediately preceding term rate period but not beyond the final maturity date of the bonds. Once the bonds in the term rate mode are subject to optional redemption, the Authority may on any interest payment date convert the interest rate on all or part of the bonds to a daily rate, a weekly rate or a fixed rate.

     In the event of a change in duration of the term rate period, the interest rate will not be reset unless on or before the reset date the Authority receives a favorable opinion of bond counsel.

     If for any reason, the interest rate for the bonds in the term rate mode is not or cannot be determined by the remarketing agent in the manner specified above, the interest rate will be equal to the Municipal Market Data General Obligation Yield (or the yield determined by a generally accepted comparable successor index, if necessary) on bonds with the same federal income tax treatment and long-term ratings as the bonds that mature on a date that is as nearly as practical the same date as the date on which the new term rate period for the bonds will end. Such interest rate will be based on the Municipal Market Data General Obligation Yield (or the yield determined by a generally accepted comparable successor index, if necessary) for the most recent period for which information is available on the date the interest rate is to be determined. If such yield is no longer published, the interest rate on the bonds will be the interest rate then in effect on the bonds.

     Fixed Rate. The bonds in the fixed rate mode will bear interest at the fixed rate. The fixed rate for any fixed rate period will be determined by the remarketing agent or other investment banking firm or firms with which the Authority has entered into an agreement for the purchase, as underwriters, of the bonds on the conversion date to the fixed rate mode as agreed to by the Authority; provided, however, that such determination will be subject to review by the financial advisor to the Authority. The fixed rate period means the period from and including the conversion date and extending to and including the date of maturity of the bonds in the fixed rate mode or to, but not including, the conversion date on which the bonds in the fixed rate mode are converted to another rate mode. If a fixed rate has not been determined as described above for any reason, then the former rate period will continue in effect unless the Authority selects another interest rate mode.

     Once the bonds are converted to bear interest at the fixed rate, the bonds will not be converted to bear interest at any other rate until such time as the bonds are subject to optional redemption. Once the bonds in the fixed rate mode are subject to optional redemption, the Authority may on any interest payment date convert the interest rate on all or part of the bonds to a daily rate, a weekly rate or a term rate, provided the liquidity facility is in effect. If for any reason a new interest rate is not determined, then the former rate period will continue in effect unless the Authority selects another interest rate mode.

CONVERSION TO AN ALTERNATE RATE MODE

     The Authority may convert all or a portion of the bonds in one rate mode to a different rate mode by delivering a notice to the remarketing agent for the bonds being converted and to us, DTC, the trustee and the tender agent specifying the bonds to be converted, the conversion date and the rate mode or rate modes that will be effective on the conversion date; provided that no conversion to a daily rate, a weekly rate or a term rate shall occur unless a liquidity facility is in effect. The conversion date for the bonds is a business day that is either an interest payment date or the first day of a rate period. The Authority must deliver such conversion notice not less than 15 days before the conversion date or a shorter period if acceptable to DTC. The tender agent has agreed to give written notice to the holder of each bond of the Authority's election to convert to another rate mode and the conversion date, by first-class mail, not later than three calendar days after receipt by the tender agent of the conversion notice. The notice will state: the conversion date; the rate mode or rate modes that will be effective on the conversion date; the ratings expected to be effective on the bonds to be converted after the conversion date; that the rate mode or rate modes will not be converted unless the Authority receives on the conversion date a favorable opinion of bond counsel; that upon the conversion to the daily rate, the weekly rate or the term rate, a liquidity facility will be in effect; the name and address of the principal corporate trust offices of the paying agent and tender agent; that the bonds to be converted will be subject to mandatory tender for purchase on the conversion date at the purchase price; that on the conversion, if there is on deposit with the tender agent on the conversion date an amount sufficient to pay the purchase price of the bonds converted, the bonds not delivered to the tender agent will be deemed to have been properly tendered for purchase and will cease to represent a right on behalf of the holder of those bonds to the payment of principal of or interest on those bonds and will represent only the right to payment of the purchase price on deposit with the tender agent, without interest accruing on those bonds from and after the conversion date; and that on the conversion to the term rate mode or the fixed rate mode, from and after the conversion date the bonds converted will no longer be subject to optional tender for purchase.

     If less than all of the bonds subject to a particular rate mode or modes are to be converted to a new rate mode or modes, the particular bonds which are to be converted to a new rate mode or modes will be selected by the paying agent in the manner as the paying agent deems appropriate.


OPTIONAL TENDER FOR PURCHASE

     The bonds or any portion of the bonds equal to an authorized denomination may be tendered for purchase, at the purchase price, at the option of its holder on any business day during a daily rate mode or a weekly rate mode on giving notice of the holder's election to tender in the manner and at the times described below. Notice of an election to tender a bond registered in the name of DTC is to be given by the DTC participant on behalf of the beneficial owner of the bond and will not be given by DTC. Notice of the election to tender for purchase of the bond registered in any other name must be given by the registered owner of the bond or its attorney-in-fact.

     The notice must state the name of the holder or the beneficial owner and the principal amount of the bond, the aggregate principal amount of the bond to be tendered for purchase and the business day on which the bond or portion of the bond to be tendered for purchase will be purchased.

     A DTC participant or the holder of the bond must give written notice of its irrevocable election to tender the bond or a portion of the bond for purchase at its option to the tender agent and the remarketing agent at their respective principal offices, in the case of the bonds bearing interest in a daily rate mode, by no later than 10:00 a.m. on any business day which the bonds or portion of the bonds is to be purchased and in the case of the bonds bearing interest in a weekly rate mode by no later than 12:00 noon, New York City time, on the business day before the commencement date of the next weekly period for such bonds. In addition, the holder of the bond is required to deliver the bond to the tender agent at its principal corporate trust office at or before 1:00 p.m., New York City time, on the optional tender date in the case of the bonds bearing interest in a daily rate mode or a weekly rate mode.

     The bonds in a term rate mode or a fixed rate mode are not subject to optional tender for purchase.

MANDATORY TENDER FOR PURCHASE

     The bonds which are affected by the following actions are subject to mandatory tender and purchase at the purchase price on the following dates:

     o on each conversion date for the bonds being converted to a different rate mode;

     o on the business day following each rate period for the bonds in the term rate mode;

     o on a business day that is not less than three business days before the stated expiration date of the liquidity facility, which will be drawn on to pay the purchase price of tendered bonds, unless the liquidity facility has been extended, or a substitute liquidity facility is delivered with a rating confirmation;

     o on a business day that is not less than three business days before the effective date of a substitute liquidity facility delivered pursuant to the Indentures, on which date our standby bond purchase agreement will be drawn on to pay the purchase price of tendered bonds that are not remarketed; and

     o on a business day that is not less than three business days before the termination date of the standby bond purchase agreement specified in the default notice delivered by the us or our agent in accordance with the provisions of the standby bond purchase agreement.

     Whenever the bonds are to be tendered for purchase in accordance with the first bullet-point above, the tender agent will give notice to the holders of the bonds indicating that the bonds are subject to mandatory tender for purchase on the date specified in the notice. The tender agent is to give notice by first-class mail and not later than three calendar days after receipt by the tender agent of the conversion notice from the Authority. The failure of any holder of any portion of the bonds to receive such notice will not affect the validity of the conversion to a new rate mode.

     Whenever the bonds are to be tendered for purchase in accordance with the third, fourth or fifth bullet point above, the tender agent will give notice to the holders of the bonds indicating that the bonds are subject to mandatory tender for purchase on the date specified in the notice. The tender agent is to give the notice by first-class mail and not less than five calendar days before the effective date of the expiration or earlier termination of the liquidity facility or of the effective date of a substitute liquidity facility or before the date specified in the no remarketing notice or the default notice. The failure of any holder of any portion of the bonds to receive the notice will not affect the validity of the proceedings in connection with the effectiveness of the liquidity facility.

Bonds Deemed Purchased

     The bonds or portions of the bonds required to be purchased on a tender at the option of the holder of the bonds or on a mandatory tender will be deemed to have been tendered and purchased for all purposes of the Indentures, irrespective of whether the bonds have been presented and surrendered to the tender agent, if on the tender date moneys sufficient to pay the purchase price of the bonds are held by the tender agent. The former holder of a tendered bond or a bond deemed to have been tendered and purchased will have no claim under that bond or under the Indentures or otherwise for payment of any amount other than the purchase price, and the bonds or portion of the bonds will no longer be outstanding for purposes of the Indentures.

     The Bank of New York has been appointed as tender agent for the bonds.

Purchase Price and Payment

     On each tender date, a tendered bond will be purchased at the applicable purchase price. The purchase price of a tendered bond is the principal amount of the bonds to be tendered or the amount payable to the holder of a purchased bond following receipt by such holder of a purchase notice from the remarketing agent, plus accrued and unpaid interest from the immediately preceding interest payment date. If the date of purchase is an interest payment date, then the purchase price will not include accrued and unpaid interest, which will be paid to the holder of record on the applicable record date.

     The purchase price of a tendered bond held in a book-entry-only system will be paid, in same-day funds, to DTC in accordance with DTC's standard procedures for effecting same-day payments. Payment will be made without presentation and surrender of the tendered bonds to the tender agent and DTC will be responsible for effecting payment of the purchase price to the DTC participants.

     The Authority will pay the purchase price of any other bond, in same-day funds, only after presentation and surrender of the bond to the tender agent at its delivery office. The Authority will pay the purchase price by 2:30 p.m., New York City time, on the optional tender date or the mandatory tender date on which the bonds are presented and surrendered to the tender agent.

     The purchase price is payable solely from, and in the following order of priority, the proceeds of the remarketing of the bonds tendered for purchase, money made available by us under the standby bond purchase agreement and money furnished by or on behalf of the Authority (which has no obligation to do so).

Remarketing of Bonds on Tender

     Pursuant to the remarketing agreement, the remarketing agent is required to use its best efforts to remarket a tendered bond on its tender date at a price equal to the purchase price or, if the bonds are being remarketed on their conversion from the term rate mode or the fixed rate mode, the bonds will be remarketed at a price equal to par. The remarketing agreement sets forth, among other things, certain conditions to the remarketing agent's obligations to remarket tendered bonds.

     By 10:30 a.m., New York City time, on each tender date, the remarketing agent will give notice by telephone to the paying agent, the tender agent, the liquidity provider and the Authority specifying the principal amount of bonds which have been tendered for purchase and remarketed, along with the principal amount of tendered bonds, if any, for which it has not arranged a remarketing. The tender agent will, on such tender date, obtain funds under the liquidity facility in accordance with its terms in an amount equal to the difference between the purchase price of the tendered bonds subject to purchase and the remarketing proceeds available to the tender agent.

Redemption of Bonds

     Optional Redemption of Bonds During Daily and Weekly Rate Mode. At the option of the Authority, any bonds are subject to redemption prior to maturity (and, once called for redemption, such bonds may be purchased by the Authority in lieu of such redemption), during any initial period and during any daily rate mode and weekly rate mode, in whole or in part (but if in part in the authorized denomination applicable to such rate mode) on any business day, at a redemption price equal to one hundred percent (100%) of the principal amount of the bonds to be redeemed plus accrued and unpaid interest not otherwise payable on such date and, in the case of purchase, at the purchase price.

     Optional Redemption of Bonds in the Term Rate and Fixed Rate Mode. At the option of the Authority, any Bonds in the term rate mode and the fixed rate mode will be subject to redemption as follows:

                  (i) (A) if bearing interest at a fixed rate, beginning on the 10th anniversary of the fixed rate conversion date, in whole or in part, by lot within each maturity, on any date upon 30 days' written notice to bondholders, at a redemption price of 101%, which price will decline annually by 1/2% per annum, until reaching a price of 100% on the 12th anniversary, to remain in effect after the 12th anniversary plus accrued interest to the date of redemption; or (B) at the redemption prices as shall be determined by the Authority on or prior to the term rate mode and fixed rate conversion date for such bonds, if accompanied by a favorable opinion of bond counsel;

                  (ii) if bearing interest at a term rate, in whole or in part, by lot within each maturity, on the date following any term rate period upon 30 days' written notice to bondholders, at a redemption price of 100%, plus accrued interest to the date of redemption.

     Prior to conversion to a fixed rate, the optional redemption provisions of the bonds may be amended if the Authority receives a favorable opinion of bond counsel.

     Sinking Fund Redemption. The sinking fund requirement for the bonds for each bond year shall be initially the respective principal amounts of such bonds to be redeemed, or otherwise retired, on November 1 of such bond year. Prior to November 1, 2003, there shall be no sinking fund requirement.

     The Bonds maturing on November 1, 2017, are subject to mandatory redemption in part by lot on November 1, in the years 2003 through 2017, inclusive, in the amounts set forth below at 100% of the principal amount of the bonds being redeemed plus accrued interest to the date of redemption:

            Year                Amount         Year              Amount
            ----                ------         ----              ------
            2003             $1,300,000        2011           $2,100,000
            2004              1,400,000        2012            2,200,000
            2005              1,500,000        2013            2,300,000
            2006              1,600,000        2014            2,400,000
            2007              1,700,000        2015            2,500,000
            2008              1,800,000        2016            2,700,000
            2009              1,800,000        2017            2,800,000
            2010              1,900,000

     The aggregate amount of such sinking fund requirements for the bonds, together with the amount due upon the final maturity of the bonds, shall be equal to the aggregate principal amount of the bonds. The sinking fund requirements for the bonds shall begin in the bond year determined as provided above and shall end with the bond year immediately preceding the maturity of the bonds (such final installment being payable at maturity and not redeemed).

     On or before the 45th day next preceding any November 1 on which bonds are to be retired pursuant to the sinking fund requirement, the Authority may deliver to the Trustee for cancellation bonds required to be redeemed on such November 1 in any aggregate principal amount desired and receive a credit against amounts required to be transferred from the sinking fund account on account of such bonds in the amount of 100% of the principal amount of any bonds so delivered. Any principal amount of bonds so delivered to the Trustee and cancelled in excess of the amount required to be redeemed on such November 1 shall be credited against and reduce the principal amount of future sinking fund requirements in such manner as shall be specified in a certificate of an authorized Authority representative.

     Redemption of Liquidity Provider Bonds. In the event the Authority elects to redeem less than all of the outstanding bonds pursuant to the Indentures, the Trustee shall select bonds owned by us for redemption prior to selecting any other bonds for redemption.

     Redemption of Less Than All Bonds. In the event of redemption of less than all of the outstanding bonds (other than as described in the immediately preceding paragraph), the Trustee shall assign to each outstanding bond to be redeemed a distinctive number for each unit of the principal amount of such bond equal to the minimum authorized denomination and shall select by lot, using such method of selection as it shall deem proper in its discretion, provided that bonds owned by us shall be selected for redemption prior to any other bonds.

     Notice by Trustee of Sinking Fund and Optional Redemption. When the Trustee receives notice from the Authority of an optional redemption or when bonds are to be redeemed out of the sinking fund requirements, the Trustee shall give notice, in the name of the Authority, of the redemption of such bonds, which notice shall specify the redemption date and the place or places where amounts due upon such redemption will be payable and, if less than all of the bonds are to be redeemed, the letters and numbers or other distinguishing marks of such bonds so to be redeemed, and in the case of bonds to be redeemed in part only, such notice shall also specify the respective portions of the principal amount thereof to be redeemed. Such notice shall further state that on such redemption date there shall become due and payable upon each bond to be redeemed, the redemption price thereof or the redemption price of the specified portions of the principal thereof in the case of registered bonds to be redeemed in part only and that from and after such date interest on each bond to be redeemed shall cease to accrue and be payable. The Trustee shall mail a copy of such notice, postage prepaid, not less than 25 days before the redemption date if such bonds are in a fixed rate mode and not less than 15 days before the redemption date if such bonds are in the initial rate period or in any rate mode other than the fixed rate mode, to us and to the registered owners of any bonds or portions of bonds which are to be redeemed, at their last addresses, if any, appearing upon the registry books of the Authority, but receipt of such notice shall not be a condition precedent to such redemption and failure to receive any such notice shall not affect the validity of the proceedings for the redemption of bonds.

Book-Entry System

     DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

     Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or beneficial owner, of each bond is in turn to be recorded on the direct and indirect participants' records. Purchasers of bonds will not receive written confirmation from DTC of their purchase, but purchasers of bonds are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which purchasers of bonds entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of purchasers of bonds. Purchasers of bonds will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

     To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual purchasers of bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the purchasers of bonds. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to purchasers of bonds will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

     Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

     Principal and interest payments and payments of the purchase price of tendered bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, on receipt of funds and corresponding detail information from the Authority or the paying agent on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to purchasers of bonds will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the paying agent or the Authority, subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Authority or the paying agent, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the purchasers of bonds will be the responsibility of direct and indirect participants.

     Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the paying agent and the Authority will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the paying agent on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the paying agent and the Authority will take all actions necessary to return the bonds to the full book-entry system of DTC.

     The Authority and the underwriter cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the purchasers of bonds, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The Authority and the underwriter are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a purchaser of a bond or an error or delay relating to such bonds.

     The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or purchasers of bonds, confirmation and transfer of beneficial ownership interests in such bonds and other related transactions by and between DTC, DTC's participants and the purchasers of bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the purchasers of bonds should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

     DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the paying agent and discharging its responsibilities with respect to such bonds under applicable law or the Authority may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

     THE PAYING AGENT, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO BONDHOLDERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY PURCHASER OF BONDS, OF ANY NOTICES AND ITS CONTENT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.

Security for the Bonds

     General. In the master indenture, the Authority has entered into certain covenants with the trustee regarding the operations of the Authority and its finances on behalf of the owners of bonds issued under the master indenture.

     The bonds will be special obligations of the Authority, secured by and payable from the net revenues of the Airport System and, under certain circumstances, the proceeds of the bonds, investment earnings and certain other proceeds. The Authority has no taxing power.

     Pledge of Net Revenues. Under the master indenture, the Authority has pledged, assigned and granted to the trustee, among other things, a lien on and security interest in all right, title and interest of the Authority in and to the net revenues for the equal and proportionate benefit and security of all bonds issued under the master indenture. Under the master indenture, "Net Revenues" for a given period are defined as the "Revenues" for that period less the "Maintenance and Operation Expenses of the Authority" for that period. "Revenues" are defined, generally, as all income, receipts, earnings and revenues received by the Authority from the operation and ownership of the Airport System, as determined in accordance with generally accepted accounting principles, as modified from time to time, subject to certain specific exclusions from the definition of "Revenues" set forth in the Master Indenture.

     One of the items of revenue of the Authority excluded from the definition of "Revenues" is "Special Facility Revenue" as defined in the Master Indenture. Special Facility Revenue is defined as payments and other revenues derived by the Authority from the operation of a "Special Facility" that are pledged to secure "Special Facility Obligations." A Special Facility is a separately identifiable existing facility or planned facility at the Airport that is financed under an arrangement with a third party pursuant to which the contractual payments by the third party are to be used to service the debt, or "Special Facility Obligations," financing the facility. Currently, there are no Special Facility Obligations outstanding.

     The definition of Revenues also excludes "Passenger Facility Charges," except to the extent designated as Revenues in a resolution of the Authority or any Supplemental Indenture. Other items excluded from the definition of Revenues include gifts, grants and other income restricted to purposes inconsistent with the payment of debt service on the Bonds and certain insurance proceeds.

Bond Insurance

     Concurrently with the issuance of the bonds, Financial Guaranty Insurance Company, as bond insurer, will issue its municipal bond insurance policy for the bonds. The bond insurer is affiliated with us. The bond insurer is a wholly -owned subsidiary of FGIC Corporation, which is a subsidiary of General Electric Capital Corporation. The policy unconditionally guarantees the payment of that portion of the principal of and interest on the bonds which has become due for payment, but remains unpaid by the Authority. The bond insurer will make the payments to State Street Bank and Trust Company, N.A., as fiscal agent, or its successor as its agent, on the later of the date on which the principal and interest is due or on the business day next following the day on which the bond insurer receives telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from an owner of bonds or the paying agent of the nonpayment of the amount by the Authority. The fiscal agent will disburse the amount due on any bond to its owner on receipt by the fiscal agent of evidence satisfactory to the fiscal agent of the owner's right to receive payment of the principal and interest due for payment and evidence, including any appropriate instruments of assignment, that all of the owner's rights to payment of the principal and interest are vested in the bond insurer. The term "nonpayment" with respect to a bond includes any payment of principal or interest made to an owner of a bond that has been recovered from the owner pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction.

     The policy is non-cancellable and the premium will be fully paid at the time of delivery of the bonds. The policy covers failure to pay principal of the bonds on their stated maturity date, or dates on which the bonds are called for mandatory sinking fund redemption, but not on any other date on which the bonds may be called for redemption, accelerated or advanced in maturity, and covers the failure to pay an installment of interest on the stated date for its payment.

                       THE STANDBY BOND PURCHASE AGREEMENT

     Our  liquidity  facility   obligations  under  the  standby  bond  purchase
agreement will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $4.8 billion amount of liquidity facility obligations currently outstanding under various standby bond purchase agreements, including the liquidity facility obligations we are issuing under this prospectus supplement.

     Owners of the bonds to which the liquidity facility obligations relate will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary, on receipt of an appropriate demand for payment, the purchase price for the bonds. Our liquidity facility obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of and up to 35 days' interest on the bonds at an assumed maximum rate of 12% per year.

                               Termination Events

     The scheduled expiration date of the standby bond purchase agreement is June 13, 2007. The Indentures will specify certain circumstances where we must purchase bonds that a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

     o if the Authority fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the Authority fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

     o if the Authority fails to observe or perform any agreement contained in the standby bond purchase agreement, the Indentures or a related municipal financing agreement (or the State of North Carolina takes any action which would impair the power of the Authority to so comply) and, if that failure is a result of a covenant breach that the Authority can remedy, that failure continues for a specified number of days following written notice of that failure from us to the Authority;

     o if any representation, warranty, certification or statement made by the Authority in the standby bond purchase agreement or any related document, as defined in the standby bond purchase agreement, or in any certificate, financial statement or other document the Authority delivers under those documents proves to have been incorrect in any material respect when made;

     o if the Authority defaults in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness that the Authority has issued, assumed or guaranteed, and that default is continuing;

     o if the Authority commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

     o if an involuntary case or other proceeding is commenced against the Authority seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the Authority under the federal bankruptcy laws;

     o if any material provision of the standby bond purchase agreement or any related document, for any reason whatsoever, ceases to be a valid and binding agreement of the Authority or the Authority contests the validity or enforceability of any of these documents; or

     o if the Authority does not pay when due any amount payable under the bonds or under a related municipal financing agreement (regardless of whether the holders of the bonds waive that failure).

     If a termination event occurs, we may deliver notice to the trustee, the Authority, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

     The obligations of the Authority under the bonds are as described in a separate disclosure document relating to the bonds.

           THE STANDBY LOAN AGREEMENT; GE CAPITAL; RIGHT OF ASSIGNMENT

     In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on the date on which the standby bond purchase agreement terminated by its terms and may be paid by delivering tendered bonds owned by us to GE Capital. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

     The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our liquidity facility obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

     GE Capital will have the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the liquidity facility obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations on the bonds.

                       Ratio of Earnings to Fixed Charges

     The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                          Year Ended December 31,                                 Three Months Ended
     --------------------------------------------------------------               ------------------
     1997            1998          1999          2000          2001                 March 30, 2002
     ----            ----          ----          ----          ----                 --------------
     1.48            1.50          1.60          1.52          1.72                     1.43


     For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which GE Capital believe reasonably approximates the interest factor of such rentals.

            Where You Can Find More Information Regarding GE Capital

     GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. GE Capital maintains a web site at http://www.gecapital.com. Information on GE Capital's web site is not intended to be a part of this prospectus supplement.

                Incorporation of Information Regarding GE Capital

     The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

          Document                                            Period
          --------                                            ------
 Annual report on Form 10-K                        Year Ended December 31, 2001
Quarterly report on Form 10-Q                      Quarter Ended March 30, 2002

                                     EXPERTS

     The financial statements and schedule of GE Capital and consolidated affiliates as of December 31, 2001 and 2000, and for each of the years in the three year period ended December 31, 2001, appearing in GE Capital's annual report on Form 10-K for the year ended December 31, 2001, have been incorporated by reference in this prospectus supplement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement on the authority of said firm as experts in accounting and auditing.

                                                Filed pursuant to Rule 424(b)(4)
                                                              File No. 333-71950

                                 $2,000,000,000

                         Principal Amount Plus Interest

                         Liquidity Facility Obligations

                                       of

                         FGIC Securities Purchase, Inc.

     We intend to offer from time to time, in connection with the issuance by municipal authorities of adjustable or floating rate debt securities, our liquidity facility obligations under one or more standby bond purchase agreements. The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus or offering statement. The liquidity facility obligations will not be severable from the securities and may not be separately traded. This prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of securities purchased by us or by our affiliates.

     We will issue the liquidity facility obligations from time to time to provide liquidity for certain adjustable or floating rate securities issued by municipal authorities. The specific terms of the liquidity facility obligations and the securities to which they relate will be set forth in a prospectus supplement to this prospectus. Each issue of liquidity facility obligations may vary, where applicable, depending on the terms of the securities to which the liquidity facility obligations relate.

     We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "the company," "we," "us" or "our" mean FGIC Securities Purchase, Inc.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                              _____________________

                The date of this prospectus is November 5, 2001.

     We have provided the information contained in this prospectus. We are submitting this prospectus in connection with the future sale of the liquidity facility obligations. You may not reproduce or use this prospectus, in whole or in part, for any other purposes.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the liquidity facility obligations in any jurisdiction where the offer or sale is not permitted.

     This prospectus and the applicable prospectus supplement constitute a prospectus with respect to our liquidity facility obligations under the standby bond purchase agreements to be entered into from time to time by us in support of the securities. We do not anticipate that registration statements with respect to the securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

     You should not assume that the information in this prospectus and the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the liquidity facility obligations. We may provide additional updating information with respect to the matters discussed in this prospectus and the accompanying prospectus supplement in the future by means of appendices or supplements to this prospectus and the accompanying prospectus supplement or other documents including those incorporated by reference.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual and other reports and information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of that web site is http://www.sec.gov. We do not intend to deliver to holders of the liquidity facility obligations an annual report or other report containing financial information. We do not have a web site; however, Financial Guaranty Insurance Company, one of our affiliate companies, has a web site that contains information about us. Financial Guaranty Insurance Company's web site is http://www.fgic.com. Information on Financial Guaranty Insurance Company's web site is not intended to be a part of this prospectus.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference:

     o   our annual report on Form 10-K for the year ended December 31, 2000;

     o our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001; and

     o our current reports on Form 8-K filed with the Commission on September 20, 2001 and October 15, 2001.

     We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as we have sold all of the liquidity facility obligations covered by this prospectus.

     We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, on the oral or written request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You should direct such requests to: Carolanne Gardner, Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

                                   THE COMPANY

     The company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the company is owned by FGIC Holdings, Inc., a Delaware corporation.

     Our business consists and will consist of providing liquidity for certain adjustable and floating rate securities issued by municipal authorities through liquidity facilities in the form of standby bond purchase agreements. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity facility for holders of securities desiring to sell their securities. Pursuant to standby bond purchase agreements with issuers, remarketing agents, tender agents or trustees of the securities, we will be obligated to purchase unremarketed securities from the holders of those securities who voluntarily or mandatorily tender their securities for purchase. In order to obtain funds to purchase the securities, we will enter into one or more standby loan agreements with General Electric Capital Corporation or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably obligated to lend funds as needed to us to purchase securities as required.

     Our principal executive offices are located at 115 Broadway, New York, New York 10006, telephone (212) 312-3000.

                               RECENT DEVELOPMENTS

     We have issued the following liquidity facility obligations since the date of our quarterly report on Form 10-Q for the period ending June 30, 2001:

     o $21,275,000 principal amount plus interest in support of Board of Trustees of Grand Valley State University, General Revenue Variable Rate Demand Bonds, Series 2001B, issued on or about August 7, 2001, described in the prospectus supplement dated July 20, 2001;

     o $48,000,000 principal amount plus interest in support of Board of Trustees of Oakland University, General Revenue Bonds (Variable Rate Demand), Series 2001, issued on or about August 16, 2001, described in the prospectus supplement dated August 7, 2001;

     o $41,395,000 principal amount plus interest in support of Board of Regents of Eastern Michigan University, General Revenue Variable Rate Demand Refunding Bonds, Series 2001, issued on or about August 29, 2001, described in the prospectus supplement dated August 13, 2001;

     o $30,000,000 principal amount plus interest in support of Board of Control of Northern Michigan University, General Revenue Variable Rate Demand Bonds, Series 2001, issued on or about September 5, 2001, described in the prospectus supplement dated August 27, 2001; and

     o $180,000,000 principal amount plus interest in support of Massachusetts Water Resources Authority, Multi-Modal Subordinated $95,000,000 General Revenue Bonds, 2001 Series A and $85,000,000 General Revenue Bonds, 2001 Series B, issued on or about September 26, 2001, described in the prospectus supplement dated September 19, 2001.

                                     SUMMARY

     The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities issued by municipal authorities. The securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity facility for holders desiring to sell their securities. The securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, we will be obligated, pursuant to a standby purchase agreement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities from the holders desiring to tender their securities. This facility will assure holders of securities of liquidity for their securities even when market conditions preclude successful remarketing.

     The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities. Variable rate demand securities are municipal securities pursuant to which the interest rate is a variable interest rate which is re-set by the remarketing agent or pursuant to a stated formula from time to time (not to exceed a stated maximum rate). The owners of variable rate demand securities have the optional right to tender their variable rate demand securities to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered variable rate demand securities, we are obligated to pay the purchase price for those securities to those owners pursuant to the terms of our liquidity facility.

     The fees for providing the liquidity facility will be paid by the issuer or other entity specified in the applicable prospectus supplement, typically over the life of the liquidity facility or, in the case of variable rate demand securities, until such time as a variable rate demand security is permanently linked with a convertible inverse floating rate security. Except as otherwise provided in a prospectus supplement, in order to obtain funds to purchase unremarketed securities, we will enter into one or more standby loan agreements with GE Capital or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably be obligated to lend funds to us as needed to purchase securities for which the put option has been exercised. Except as otherwise provided in a prospectus supplement, the standby bond purchase agreement between us and the trustee, issuer or other specified entity will provide that without the consent of the issuer and the trustee for the holders of the securities, we will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision of the related standby loan agreement, if that amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the holders of the securities.

     Except as otherwise provided in a prospectus supplement, our liquidity facility obligations under the standby bond purchase agreement may only be terminated on the occurrence of certain events including the following:

     o if the issuer or other specified entity fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the issuer fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

     o if the issuer or other specified entity fails to observe or perform any agreement contained in the standby bond purchase agreement, the indenture or a related municipal financing agreement (or the applicable state takes any action which would impair the power of the issuer or other specified entity to so comply) and, if that failure is a result of a covenant breach that the issuer can remedy, that failure continues for a specified number of days following written notice of that failure from us to the issuer;

     o if any representation, warranty, certification or statement made by the issuer in the standby bond purchase agreement or any related document or in any certificate, financial statement or other document the issuer or other specified entity delivers under those documents proves to have been incorrect in any material respect when made;

     o if the issuer or other specified entity defaults in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness that the issuer or other specified entity has issued, assumed or guaranteed, and that default is continuing;

     o if the issuer or other specified entity commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

     o if an involuntary case or other proceeding is commenced against the issuer or other specified entity seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the issuer or other specified entity under the federal bankruptcy laws;

     o if any material provision of the standby bond purchase agreement or any related document defined in the standby bond purchase agreement for any reason whatsoever ceases to be a valid and binding agreement of the issuer or other party to the standby bond purchase agreement or the issuer or other party thereto contests the validity or enforceability of any of these documents; or

     o if the issuer or other specified entity does not pay when due any amount payable under the securities or under a related municipal financing agreement (regardless of whether the holders of the securities waive that failure).

     You should be aware that the specific termination events applicable to a standby bond purchase agreement will be subject to negotiation in each case. For this reason, other or different termination events than those listed above may apply to the specific standby bond purchase agreement. The final termination events under each standby bond purchase agreement will be specified in the applicable prospectus supplement.

     On the occurrence of a termination event, we may deliver notice to the issuer, any specified entity, the related trustee, remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. However, before the time at which termination takes effect, the related securities will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the related securities.

     The above structure is intended to receive the highest short term rating from the rating agencies and to municipal authorities with the lowest cost of financing. There can be no assurances, however, that those ratings will be maintained.

                      THE STANDBY BOND PURCHASE AGREEMENTS

     Our  liquidity  facility   obligations  under  the  standby  bond  purchase
agreements will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued pursuant to an indenture; they will arise under one or more standby bond purchase agreements.

     Holders of the securities will be entitled to the benefits and will be subject to the terms of the applicable standby bond purchase agreement as specified in the prospectus supplement. Pursuant to the applicable standby bond purchase agreement, we will agree to make available to a specified intermediary, on receipt of an appropriate demand for payment, the purchase price for the securities to which that standby bond purchase agreement relates. Our liquidity facility obligation under each standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the security to which that standby bond purchase agreement relates and up to a specified amount of interest at a specified rate set forth in the applicable prospectus supplement. We expect that the standby bond purchase agreements will have a shorter term than that of the securities to which they relate, but the standby bond purchase agreements are subject to extension or renewal. The term of the applicable standby bond purchase agreement and the term of the related securities will be set forth in the applicable prospectus supplement.

                           THE STANDBY LOAN AGREEMENTS

     In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreements, we will enter into one or more standby loan agreements with GE Capital or its permitted assignee under which GE Capital or its permitted assignee will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable standby bond purchase agreement relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the securities tendered by the holders. The purchase price will represent the outstanding principal amount of those securities, and any accrued interest on the principal for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered securities. If stated in the applicable prospectus supplement, GE Capital may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the securities. We do not anticipate that GE Capital will guarantee the securities to which its standby loan agreement relates or our obligation under any standby purchase agreement.

                              PLAN OF DISTRIBUTION

     The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

     In connection with the offering of the liquidity facility obligations pursuant to this prospectus, any underwriter or agent participating in the offering may overallot or effect transactions which stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. That stabilizing, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

     The legality of our liquidity facility obligations has been passed on for the company by Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103.

                                     EXPERTS

     Our financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in our annual report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus on the authority of said firm as experts in accounting and auditing.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


=========================================================                       ====================================================



                  TABLE OF CONTENTS
                                                 Page                                              $30,000,000

                                                                                                 principal amount
Prospectus Supplement                                                                             plus interest
INTRODUCTION....................................S-1
DESCRIPTION OF THE BONDS........................S-1                                       LIQUIDITY FACILITY OBLIGATIONS
THE STANDBY BOND
     PURCHASE AGREEMENT........................S-10                                                 issued by
THE STANDBY LOAN
     AGREEMENT; GE CAPITAL;
     RIGHT OF ASSIGNMENT.......................S-11
EXPERTS........................................S-13                                              FGIC Securities
                                                                                                  Purchase, Inc.

Prospectus                                                                                        in support of
WHERE YOU CAN FIND MORE INFORMATION...............1                                      Raleigh-Durham Airport Authority
INCORPORATION BY REFERENCE........................1                                              (North Carolina)
THE COMPANY.......................................2                                   Adjustable Rate Airport Revenue Bonds,
RECENT DEVELOPMENTS...............................2                                             Series 2002 (AMT)
SUMMARY...........................................2
THE STANDBY BOND PURCHASE AGREEMENTS..............4
THE STANDBY LOAN AGREEMENTS.......................5
PLAN OF DISTRIBUTION..............................5
LEGAL MATTERS.....................................5
EXPERTS...........................................5                             ===================================================
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT
     LIABILITIES..................................5





                                                                                                 PROSPECTUS SUPPLEMENT



                                                                                                     June 5, 2002









=========================================================                       ====================================================